As filed with the Securities and Exchange Commission on April 29, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Washington Mutual, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Washington
(State or Other Jurisdiction of Incorporation or Organization)
91-1653725
(I.R.S. Employer Identification No.)
1301 Second Avenue
Seattle, Washington 98101
(206) 461-2000
(Address of Principal Executive Offices)
WASHINGTON MUTUAL, INC. AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN
WASHINGTON MUTUAL, INC. AMENDED AND RESTATED 2002 EMPLOYEE STOCK PURCHASE PLAN
WASHINGTON MUTUAL, INC. AMENDED AND RESTATED
1994 STOCK OPTION PLAN
WAMU SAVINGS PLAN
WASHINGTON MUTUAL, INC. DEFERRED COMPENSATION PLAN
(Full Title of the Plans)
Office of the Chief Legal Officer
Washington Mutual, Inc.
1301 Second Avenue
Seattle, WA 98101
(Name and Address of Agent For Service)
(206) 461-2000
(Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Ronald O. Mueller, Esq.
Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036
(202) 955-8500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount of
to be	to be	Price Per	Offering	Registration
Registered	Registered	Share (5)	Price	Fee
Common Stock, no par value (1) (2) (3)	50,000,000 shares	$ 11.33	$566,500,000 (5)	$22,264
Deferred Compensation Obligations (1) (4)	$50,000,000	N/A	$50,000,000	$1,965

(1)	This Registration Statement relates to (a) common shares, no par value, of Washington Mutual, Inc. (“Common Stock”) that may be issued under the Washington Mutual, Inc. 2003 Amended and Restated Equity Incentive Plan, the Washington Mutual, Inc. Amended and Restated 2002 Employee Stock Purchase Plan, and pursuant to the exercise of stock options currently outstanding under the Washington Mutual, Inc. Amended and Restated 1994 Stock Option Plan, (b) Common Stock and interests in the WaMu Savings Plan offered thereunder and (c) Deferred Compensation Obligations offered under Washington Mutual, Inc. Deferred Compensation Plan.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(3)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the WaMu Savings Plan.

(4)	The Deferred Compensation Obligations are unsecured obligations of Washington Mutual, Inc. to pay deferred compensation in the future in accordance with the terms of the Washington Mutual, Inc. Deferred Compensation Plan.

(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) promulgated under the Securities Act. The price per share and aggregate offering price are based upon the average of the closing sales price of the Registrant’s Common Stock as reported on the New York Stock Exchange for April 23, 2008.

INTRODUCTION
This Registration Statement on Form S-8 is filed by Washington Mutual, Inc., a Washington corporation (the “Company” or the “Registrant”), relating to: (i) 50,000,000 shares of the Company’s common stock, no par value (the “Common Stock”), issuable to participants in the Washington Mutual, Inc. Amended and Restated 2003 Equity Incentive Plan, the Washington Mutual, Inc. Amended and Restated 1994 Stock Option Plan and the Washington Mutual, Inc. Amended and Restated 2002 Employee Stock Purchase Plan (the “Employee Plans”), and the WaMu Savings Plan (the “Savings Plan”); and (ii) $50,000,000 of unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Washington Mutual, Inc. Deferred Compensation Plan (the “Deferred Plan” and, together with the Employee Plans and the Savings Plan, the “Plans”); all of which Common Stock, interests and obligations are in addition to the Common Stock previously registered on the Company’s Forms S-8 (as adjusted pursuant to the terms thereof).
This Registration Statement on Form S-8 is filed by the Savings Plan with respect to an indeterminate amount of interests in the Savings Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
The following documents, which have heretofore been filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:
(1)	The Annual Report on Form 10-K for the fiscal year ended December 31, 2007, that the Company filed with the Commission on February 29, 2008;
(2)	The Current Reports on Form 8-K that the Company filed with the Commission on January 7, 2008 (as to Items 5.02 and 9.01), January 22, 2008, March 3, 2008 (as to Items 5.02, 5.03 and 9.01), April 11, 2008 and April 21, 2008;
(3)	The description of the Company’s Common Stock contained in the Registration Statement filed with the Commission on Form 8-A (File No. 001-14667), as filed on December 3, 1998 under Section 12(b) of the Exchange Act, together with any amendments or reports filed for the purposes of updating such description; and

(4)	The Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2006, filed with the Commission on July 2, 2007.
In addition, all documents filed by the Company or the Plans pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company or the Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K or the Savings Plan’s Annual Report on Form 11-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.
Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
The Company’s Exchange Act file number with the Commission is 001-14667.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Certain legal matters with respect to the validity of the Common Stock registered hereby have been passed upon for the Company by Sophie Hager Hume, Assistant General Counsel. Ms. Hume is employed by the Company, and is eligible to participate in the Plans (other than the Deferred Compensation Plan) from time to time and owns or has rights to acquire 20,283 shares of the Company’s Common Stock.
Item 6. Indemnification of Directors and Officers
Section 23B.08.320 of the Washington Business Corporation Act (the “Corporation Act”) provides that the personal liability of directors to a corporation imposed by Section 23B.08.310 of the Corporation Act may be eliminated by the articles of incorporation of the corporation, except in the case of acts or omissions involving certain types of conduct. At Article XIII of its Restated Articles of Incorporation, the Registrant has elected to eliminate the liability of directors to the Registrant to the extent permitted by law. Thus, a director of the Registrant is not personally liable to the Registrant or its shareholders for monetary damages for conduct as a director, except for liability of a director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If Washington law is amended to authorize corporate action that further eliminates or limits the liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Washington law, as so amended.

Section 23B.08.560 of the Corporation Act provides that if authorized by (i) the articles of incorporation, (ii) a bylaw adopted or ratified by the shareholders, or (iii) a resolution adopted or ratified, before or after the event, by the shareholders, a corporation will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations or indemnification contained in Section 23B.08.510 through 23B.08.550 of the Corporation Act, provided that no such indemnity shall indemnify any director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.
Pursuant to Article X of the Registrant’s Restated Articles of Incorporation and Article VIII of the Registrant’s Bylaws, the Registrant must, subject to certain exceptions, indemnify and defend its directors against any expense, liability or loss arising from or in connection with any actual or threatened action, suit or proceeding relating to service for or at the request of the Registrant, including without limitation, liability under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not permitted to indemnify a director from or on account of acts or omissions of such director which are finally adjudged to be intentional misconduct, or from or on account of conduct in violation of RCW 23B.08.310, or a knowing violation of the law from or on account of any transaction with respect to which it is finally adjudged that such director received a benefit in money, property or services to which he or she was not entitled. If Washington law is amended to authorize further indemnification of directors, then the Registrant’s directors shall be indemnified to the fullest extent permitted by Washington law, as so amended. Also, pursuant to Article X of the Registrant’s Restated Articles of Incorporation and Article VIII of the Registrant’s Bylaws, the Registrant may, by action of the Board of Directors of the Registrant, provide indemnification and pay expenses to officers, employees and agents of the Registrant or another corporation, partnership, joint venture, trust or other enterprise with the same scope and effect as above described in relation to directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the provisions described above, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q, as filed on August 9, 2007, Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K, as filed on February 29, 2008, and Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, as filed on April 11, 2008).

4.2	Restated Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K, as filed on March 1, 2007, and Exhibits 3.1 of the Registrant’s Current Reports on Form 8-K, as filed on March 3, 2008, April 11, 2008 and April 21, 2008).

Exhibit No.	Description

4.3	Washington Mutual, Inc. Deferred Compensation Plan, amended and restated effective July 20, 2004 (incorporated by reference to Exhibit 10.10 of the Company’s Annual Report on Form 10-K, as filed on March 14, 2005), as amended by (i) an Amendment No. 1 (incorporated by reference to Exhibit 10.11 of the Company’s Annual Report on Form 10-K, as filed on March 15, 2006), (ii) an Amendment No. 2 (incorporated by reference to Exhibit 10.11 of the Company’s Annual Report on Form 10-K, as filed on March 15, 2006), (iii) an Amendment No. 3 (incorporated by reference to Exhibit 10.11 of the Company’s Annual Report on Form 10-K, as filed on February 29, 2008), (iv) on Amendment No. 4 (incorporated by reference to Exhibit 10.9 of the Company’s Annual Report on Form 10-K, as filed on March 1, 2007), and (v) an Amendment No. 5 (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed November 15, 2007).

5.1	Opinion of counsel*

5.2	Copy of the Internal Revenue Service determination letter that indicates that the WaMu Savings Plan is qualified under Section 401 of the Internal Revenue Code*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of counsel (included in Exhibit 5.1)

24	Power of Attorney*

*	Filed herewith
Item 9. Undertakings
1. The Company and the Plans hereby undertake:
     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2. The Company and the Plans hereby further undertake that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to provisions and arrangements that exist whereby the Company or the Plans may indemnify such persons against liabilities arising under the Securities Act, or otherwise, the Company and the Plans have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company and the Plans will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 29th day of April, 2008.

WASHINGTON MUTUAL, INC. (Registrant)
By:	/s/ Kerry Killinger
Kerry Killinger
Chairman and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stewart M. Landefeld and Thomas W. Casey his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and any subsequent registration statement the Company may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act to register additional shares of Common Stock, and to file this Registration Statement and any subsequent registration statement and all amendments thereto, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do, and hereby ratifies and confirms all his said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one Power of Attorney.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Kerry Killinger Kerry Killinger	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 29, 2008

/s/ Thomas W. Casey Thomas W. Casey	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 29, 2008

/s/ Melissa J. Ballenger Melissa J. Ballenger	Senior Vice President and Controller (Principal Accounting Officer)	April 29, 2008

Name	Title	Date

Director
David Bonderman

Director
Stephen I. Chazen

/s/ Stephen E. Frank Stephen E. Frank	Director	April 29, 2008

/s/ Thomas C. Leppert Thomas C. Leppert	Director	April 29, 2008

/s/ Charles M. Lillis Charles M. Lillis	Director	April 29, 2008

/s/ Phillip D. Matthews Phillip D. Matthews	Director	April 29, 2008

/s/ Regina T. Montoya Regina T. Montoya	Director	April 29, 2008

/s/ Michael K. Murphy Michael K. Murphy	Director	April 29, 2008

/s/ Margaret Osmer McQuade Margaret Osmer McQuade	Director	April 29, 2008

/s/ William G. Reed, Jr. William G. Reed, Jr.	Director	April 29, 2008

/s/ Orin C. Smith Orin C. Smith	Director	April 29, 2008

/s/ James H. Stever James H. Stever	Director	April 29, 2008

     The WaMu Savings Plan. Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the WaMu Savings Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 29th day of April, 2008.

WaMu SAVINGS PLAN
By:	Plan Administration Committee

/s/ Daryl D. David
Daryl D. David, Executive Vice President —
Human Resources of Washington Mutual, Inc. Chief Human Resources Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q, as filed on August 9, 2007, Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K, as filed on February 29, 2008, and Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, as filed on April 11, 2008).

4.2	Restated Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K, as filed on March 1, 2007, and Exhibits 3.1 of the Registrant’s Current Reports on Form 8-K, as filed on March 3, 2008, April 11, 2008 and April 21, 2008).

4.3	Washington Mutual, Inc. Deferred Compensation Plan, amended and restated effective July 20, 2004 (incorporated by reference to Exhibit 10.10 of the Company’s Annual Report on Form 10-K, as filed on March 14, 2005), as amended by (i) an Amendment No. 1 (incorporated by reference to Exhibit 10.11 of the Company’s Annual Report on Form 10-K, as filed on March 15, 2006), (ii) an Amendment No. 2 (incorporated by reference to Exhibit 10.11 of the Company’s Annual Report on Form 10-K, as filed on March 15, 2006), (iii) an Amendment No. 3 (incorporated by reference to Exhibit 10.11 of the Company’s Annual Report on Form 10-K, as filed on February 29, 2008), (iv) an Amendment No. 4 (incorporated by reference to Exhibit 10.9 of the Company’s Annual Report on Form 10-K, as filed on March 1, 2007), and (v) an Amendment No. 5 (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed November 15, 2007).

5.1	Opinion of counsel*

5.2	Copy of the Internal Revenue Service determination letter that indicates that the WaMu Savings Plan is qualified under Section 401 of the Internal Revenue Code*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of counsel (included in Exhibit 5.1)

24	Power of Attorney*

*	Filed herewith